i-80 Gold Reports Third Quarter 2025 Results
and Project Development Progress

TORONTO, ON, November 12, 2025 – i-80 GOLD CORP. (TSX:IAU) (NYSE American:IAUX) (“i-80 Gold” or the “Company”) reports its operating and financial results for the three and nine months ended September 30, 2025, highlighting key developments across its asset portfolio, along with a development update.

“I am pleased to report the third quarter marked another period of solid execution in advancing our multi-asset development strategy in Nevada," stated Richard Young, President & Chief Executive Officer. "During the quarter, underground development advanced at Granite Creek, construction commenced at Archimedes underground, and technical studies and permitting advanced across the portfolio. We also continued to expand our team with high-quality local talent to support execution. With this progress, we remain on track to deliver on the key upcoming milestones within our development plan.”

Mr. Young added, “Our recapitalization strategy is also progressing well, and the support we continue to receive from lenders and other capital providers underscores the quality of our assets and the significant value-creation opportunity ahead for i-80 Gold.”

Q3 2025 OPERATING AND FINANCIAL OVERVIEW

Unless otherwise stated, all amounts referred to herein are in U.S. dollars.
Three months ended September 30, 2025
•Revenue increased to $32.0 million for the quarter compared to $11.5 million in the prior year period, primarily driven by higher gold ounces sold(1) at Granite Creek and a higher average realized gold price(2).
•Gold sales(1) for the quarter increased to 9,368 ounces at an average realized gold price(2) of $3,412 per ounce compared to gold sales(1) of 4,740 ounces at an average realized gold price(2) of $2,441 per ounce in the prior year period.
•Gross profit improved to $3.1 million from a gross loss of $4.9 million in the comparative period due to improved water management initiatives at Granite Creek resulting in higher operational efficiencies. Gross profit for Granite Creek was near break-even for the current quarter and is expected to be positive for the second half of 2025.
•Net loss decreased to $41.9 million compared to $43.1 million in the prior year period as higher gross profit was offset by higher pre-development, evaluation and exploration expenses as the Company advances the projects within its development plan. Upon declaration of mineral reserves certain pre-development, evaluation, and exploration expenditures currently expensed would be capitalized.

•Loss per share of $0.05 for the quarter compared to $0.11 loss per share in the prior year period improved primarily due to an increase in outstanding common shares following the equity raise in May 2025.

•Cash used in operating activities of $15.2 million improved compared to $23.5 million in the prior year period as a result of higher gross profit and higher working capital partially offset by increased pre-development, evaluation, and exploration expenses.
•Cash balance of $102.9 million as at September 30, 2025, a decrease of $30.8 million compared to June 30, 2025, primarily due to cash used in pre-development, evaluation, and exploration expenses and a $11.9 million principal repayment of the amended Orion Mine Finance ("Orion") Gold Prepay Purchase and Sale Agreement ("Gold Prepay Agreement").
•Completed approximately 53,000 feet of core drilling, including at Granite Creek underground to enhance mineral resource definition and support a planned feasibility study, technical drilling at Mineral Point open pit within the Ruby Hill property for baseline data to advance permitting and technical reports, and geotechnical drilling at Cove underground to also support the planned feasibility study.
•Received all required permits and commenced construction for the upper level of the Archimedes project – the Company's second planned underground mine – marking a key milestone in phase one of its development plan.
•The Company remains on track to complete technical reports for its underground projects and the Lone Tree plant.

		Three months ended September 30,		Nine months ended September 30,
		2025	2024	2025	2024
Revenue	$000s	32,019	11,509	73,903	27,107
Gross profit (loss)	$000s	3,118	(4,920)	6,822	(17,526)
Net loss	$000s	(41,867)	(43,099)	(113,287)	(103,803)
Loss per share	$/share	(0.05)	(0.11)	(0.18)	(0.30)
Cash flow used in operating activities	$000s	(15,246)	(23,495)	(49,282)	(73,277)
Cash and cash equivalents	$000s	102,867	21,776	102,867	21,776
Drilling	ft	52,864	39,191	76,513	79,678
Gold ounces sold[1]	oz	9,368	4,740	22,720	12,247
Average realized gold price[2]	$/oz	3,412	2,441	3,243	2,422
Notes to table above: 1.Gold ounces sold include attributable gold from mineralized material sales at a payable factor of 58% in 2025 (2024 - 58%).
2.This is a Non-GAAP Measure; please see “Non-GAAP Financial Performance Measures” section.

"Operationally, the third quarter was strong. Results are on plan and we remain on track to achieve full year guidance,” stated Paul Chawrun, Chief Operating Officer. “At Granite Creek, September marked record advance rates in the decline and excellent resource reconciliation between grades and tonnes within the narrow Ogee Zone. Additionally, drilling in the South Pacific Zone continues to return encouraging results. Water management has continued to progress as planned with construction of a long-term solution through the expansion of the water treatment plant, which is on track for completion by the end of the first quarter of 2026. At Archimedes, start-up activities and underground development are progressing very well, and the underground infill drill program within the upper zone began at the beginning of November, as planned. Further, early indications from the ongoing feasibility work at Cove point to potentially stronger project economics than what was in the preliminary studies filed earlier this year, which is in line with our expectations following the additional technical work.”

Recapitalization Update

In parallel with advancing the development plan, the Company continues to execute on a recapitalization strategy focused on strengthening the balance sheet and funding its development plan. During the first quarter, the Company entered into agreements to defer the December 2024 Orion Gold Prepay Agreement and January 2025 Silver Purchase Agreement deliveries, which were settled on April 2, 2025, by entering into a gold prepay and silver purchase agreement bridge facility with National Bank with deliveries of 6,864 ounces of gold and 345,549 ounces of silver due by September 30, 2025. The arrangement with National Bank was settled in May 2025 for $32.3 million with proceeds from the equity raise in the second quarter.

During the second quarter of 2025, the Company closed a bought deal public offering of 345 million units at a price of $0.50 per unit for aggregate gross proceeds of $172.0 million. In addition to the offering, the Company closed a concurrent private placement of 25.2 million units to certain directors and officers of the Company at a price of $0.50 per unit for aggregate gross proceeds of $12.6 million and net proceeds of $12.5 million. Each unit was comprised of one common share and one-half of one common share purchase warrant. Each warrant entitles the holder to purchase one common share at a price of $0.70 until November 16, 2027. If fully exercised, the warrants could provide the Company with up to approximately $130 million in additional proceeds.

The Company is actively working to secure the balance of required capital to execute the development plan and is currently in discussions with several parties regarding a combination of additional financing options. These potential options may include debt facilities, a royalty sale, and the potential sale of the Company's non-core FAD property. Management aims to complete the balance of its recapitalization plan by mid-2026, aligning with the date of maturity of the Orion Convertible Loan.

As previously disclosed, approximately $92 million is expected to be allocated to fund construction activities, drilling, permitting, and technical studies across all five gold projects included in the development plan, as well as the Lone Tree Plant, from May 2025 through to mid-2026.

Outlook

The Company is on track to meet its 2025 production guidance. It expects to extract between 30,000 to 40,000 ounces(1)(3) of gold in 2025. Granite Creek underground is expected to contribute between 20,000 to 30,000 ounces(1) of gold, and the Company’s two residual heap leach operations are expected to contribute approximately 10,000 ounces of gold in 2025.

To advance development plans, three areas of growth expenditures over the next three years were outlined in the PEAs filed for all five projects in March 2025. These growth expenditures fall into three categories: (i) advancing permitting activities, (ii) feasibility studies, and (iii) development work at

Archimedes underground. For 2025, the growth expenditures are expected to total between $40 million to $50 million that is primarily recognized in pre development, evaluation and exploration expenditures(3).

Upcoming Catalysts

The Company’s three-phase development plan prioritizes its high-grade underground refractory deposits and the refurbishment and commissioning of its Lone Tree Plant to serve as a central autoclave and carbon-in-leach processing hub, while also progressing permitting and technical work on its two large-scale open pit projects. In line with this plan, the Company expects to deliver the following catalysts over the next 12 to 18 months:

Technical Studies
•Lone Tree autoclave refurbishment (Feasibility-level Class 3 engineering study) — Q4 2025
•Granite Creek underground (FS) — Q1 2026
•Cove underground (FS) — Q1 2026
•Granite Creek open pit (PFS/FS) — Timeline under review
•Archimedes underground (FS) — Q1 2027
•Mineral Point open pit (PFS/FS) — Timeline under review

Archimedes Underground
•Initiate infill drilling of upper zone – Q4 2025 (commenced)
•Initiate infill drilling of lower zone – Q2 2026

Recapitalization Plan
•Advance debt financing options
•Potential sale of non-core asset (FAD property) and royalty sale

OPERATIONAL AND FINANCIAL OVERVIEW

	Three months ended September 30,		Nine months ended September 30,
(in thousands of USD)	2025	2024	2025	2024
Revenue	32,019	11,509	73,903	27,107
Cost of sales	(28,354)	(15,877)	(65,611)	(43,630)
Depletion, depreciation and amortization	(547)	(552)	(1,470)	(1,003)
Gross profit (loss)	3,118	(4,920)	6,822	(17,526)

Expenses
Pre-development, evaluation and exploration	20,062	11,314	38,652	29,024
General and administrative	7,526	4,469	19,853	14,427
Property maintenance	3,297	3,466	10,610	10,569
Loss from operations	(27,767)	(24,169)	(62,293)	(71,546)

Other income and expenses, net	(7,005)	(10,330)	(27,001)	(6,091)
Interest expense	(7,095)	(8,214)	(23,993)	(25,007)
Loss before income taxes	(41,867)	(42,713)	(113,287)	(102,644)

Deferred tax expense	—	(386)	—	(1,159)
Net loss	(41,867)	(43,099)	(113,287)	(103,803)

Granite Creek

The Granite Creek property includes the Granite Creek underground project, a fully permitted, constructed and operating mine and the Granite Creek open pit oxide deposit adjacent to the underground project, currently in early-stage permitting and technical work. Granite Creek underground is the Company's first brownfield project to be redeveloped and is currently ramping up towards steady-state gold output.

Granite Creek Property		Three months ended September 30,		Nine months ended September 30,
Operational Statistics		2025	2024	2025	2024
Oxide mineralized material mined	tonnes	15,296	19,107	54,693	44,885
Sulfide mineralized material mined	tonnes	20,083	8,198	45,928	14,633
Total oxide and sulfide mineralized material mined	tonnes	35,379	27,305	100,621	59,518
Oxide mineralized material mined grade	g/t	9.77	12.51	11.19	12.35
Sulfide mineralized material mined grade	g/t	10.65	8.31	9.12	8.72
Low-grade mineralized material mined[1]	tonnes	15,288	24,015	54,307	49,763
Low-grade mineralized material grade[1]	g/t	2.95	3.22	2.90	3.29
Waste mined	tonnes	46,796	39,664	106,205	115,466
Total material mined	tonnes	97,463	90,984	261,133	224,747
Processed mineralized material - sulfide	tonnes	35,731	—	42,746	4,702
Processed mineralized material - leach	tonnes	14,674	34,473	67,261	34,473
Total processed mineralized material	tonnes	50,405	34,473	110,007	39,175
Gold ounces sold[2]	oz	7,325	1,992	16,412	5,376
Underground mine development (pre-development)	ft	1,293	807	2,489	3,071
Drilling	ft	31,856	4,923	35,004	23,402

Financial Statistics		2025	2024	2025	2024
Mining cost (total mineralized material and waste)	$/t	134	131	158	127
Processing cost (processed mineralized material)	$/t	228	22	144	37
Site general and administrative (“G&A”) (total mineralized material mined3)	$/t	30	34	32	36
Royalties	$000s	1,488	358	3,143	1,913
Capital expenditure[4]	$000s	899	340	2,391	1,079
Pre-development, evaluation and exploration expenses	$000s	12,864	6,822	22,583	18,936
Notes to table above:
1Low-grade mineralized material extracted as part of the mining process that is below cut-off grade but incrementally economic.
2Gold ounces sold include attributable gold from mineralized material sales at a payable factor of 58% in 2025 (2024 - 58%).
3Total mineralized material mined consists of sulfide, oxide, and low-grade mineralized material.
4Capital expenditure based on accrual basis.

Granite Creek Underground

Mining & Processing

Mineralized material mined at Granite Creek underground is processed as follows: (i) sulfide mineralized material is processed at a third-party processing facility and subject to a tolling agreement entered into in March 2025, (ii) high-grade oxide mineralized material is processed at a third-party plant and subject to an ore sales agreement, and (iii) low-grade oxide material is placed on a segregated section of the Company’s Lone Tree heap leach facility.

Mining activities for the current quarter and nine months ended September 30, 2025 exceeded the comparative prior-year periods due to increased access to mineralized material from ongoing stope development, adjustments to the mining sequence, and improving ground conditions in the upper Ogee Zone. Mined grades and tonnage continue to reconcile well at each level against the geological model. The commissioning of higher-capacity underground water pumping systems during the quarter improved operational efficiency, and continues to perform in line with expectations. The installation of a new surface groundwater well is scheduled for completion in the fourth quarter of 2025, with construction of an additional well expected to follow. The construction of the water treatment plant remains on track for completion near the end of the first quarter of 2026, which is designed to increase treatment capacity and improve water quality management for ultimate discharge, supporting the Company's long-term groundwater management objectives and future operating stability.

The Company continues to encounter elevated levels of oxide mineralized material compared to levels anticipated in the March 2025 Preliminary Economic Assessment ("PEA") at Granite Creek. The lower-grade oxide mineralized material continues to be suitable for processing via heap leach at the Company's Lone Tree heap leach facility. During the quarter, 741 ounces of low-grade oxide material from Granite Creek were leached from the Lone Tree heap leach facility and sold.

During the quarter ended, September 30, 2025, the Company's stockpile of sulfide mineralized material which is processed under a third party toll milling agreement reached a normalized level. Under the new agreement, the material is expected to be processed within 120 days of delivery to third party process facilities.

Pre-development, evaluation, and exploration expenses were $12.9 million for the three months ended September 30, 2025 and $22.6 million for the nine months ended September 30, 2025, which were primarily related to underground development to support the continued ramp up and infill drilling to upgrade mineral resources.

During the three months ended September 30, 2025, Granite Creek achieved near break-even gross profit and it is expected to be positive for the second half of 2025.

Infill Drilling

Infill drilling of the South Pacific Zone, initiated in June 2025, progressed through the quarter with two underground core drilling rigs, three surface core rigs, and one reverse circulation ("RC") drill rig for a total of 31,136 feet of core drilling and 720 feet of RC drilling completed. To date, 20 of the 40 holes planned over approximately 14,000 meters have been completed. Assay results from the first six holes show robust high-grade mineralization throughout the South Pacific Zone and suggest potential to continue to expand the South Pacific Zone to the north and at depth.

This program aims to convert mineral resources from the inferred category to the indicated category and form the basis for the upcoming feasibility study and mine plan for Granite Creek Underground, which is planned for completion in the first quarter of 2026. The feasibility study will incorporate an updated mineral resource estimate reflecting drill results over the past two years, including the current drill program and will evaluate potential production and productivity improvements as the water management improves with additional lateral extent of the orebody and improved ground conditions with depth. The Company is encouraged by the operating and technical improvements at Granite Creek and continues to believe this project represents significant future value.

Granite Creek Open Pit

Following the release of the Granite Creek open pit PEA, technical work has been underway to advance the project toward either a pre-feasibility or a feasibility level study. Simultaneously technical trade off analyses are being conducted to optimize the project economics. Geotechnical and metallurgical drilling locations have been identified, and a study schedule is under management review. Geotechnical drilling in support of the selection of facility site locations is delayed due to ongoing operating permit updates for the underground, pushing the start of drilling into 2026, and resulting in a timeline that is under review to optimize the future growth plan.

Permitting activities for the open pit expansion progressed as planned, with baseline field studies completed in the period ending September 2025. An Environmental Impact Statement ("EIS") is anticipated to be required through the Bureau of Land Management ("BLM"). Granite Creek open pit has the potential to contribute to company-wide production by the end of the decade.

Ruby Hill Property

The Ruby Hill property includes the Archimedes underground project, for which construction began during the quarter, is expected to be the Company's second underground mine, and the Mineral Point open pit which is a large oxide gold and silver deposit with the potential to become the Company’s largest gold producing asset.The Company continued to recover ounces from the heap leach pads at Ruby Hill with 730 ounces of gold sold.
At Archimedes underground, permitting for mining above the 5100-foot level is complete. Construction has been progressing above expectations and approximately, 304 feet of development has been completed as of the end of the third quarter of 2025. Drilling of the upper 426 zone has commenced in the fourth quarter and initiation of infill drilling in the Ruby Deeps zone is expected to commence in the second quarter of 2026, which will form the basis of a feasibility study expected in the first quarter of 2027, approximately 12 months earlier than indicated in the PEA. Predictive groundwater models for Archimedes underground have started with construction of the dewatering well expected to start in the fourth quarter of 2025. Permitting activities below the 5100-foot elevation are underway with an estimated completion by mid-2027 while reviewing opportunities to expedite the timeline.

The timeframe for first gold is approximately 14 months in duration from the onset of portal construction, which commenced in the third quarter. In the interim, the Company continues to leach the historic leach pads on the property, which recovers minor amounts of gold.

At Mineral Point open pit, the drill program that commenced in the second quarter of 2025 continued with two surface core drill rigs, completing approximately 12,410 feet of surface core drilling in the quarter to support geotechnical, metallurgical and hydrogeology studies for baseline data to advance permitting and engineering work. Due to the economic potential at Mineral Point, the Company is evaluating opportunities to accelerate infill drilling and technical work to support pre-feasibility and feasibility studies, subject to sufficient capital funding.

Pre-development, evaluation and exploration expenditures of $4.4 million and $9.5 million during the current three and nine month periods, respectively, were related to preparatory work related to portal development and other surface work at Archimedes as well as costs associated with the technical drill program for Mineral Point open pit.

The construction of surface infrastructure, such as a maintenance shop and offices, to support the Archimedes underground portal is complete. Utilities such as water, power and compressed air are in place, and the highwall around the portals has been secured.

Cove Project

Cove is an advanced stage exploration project and is expected to be the Company's third underground mine.

National Environmental Policy Act ("NEPA") permitting activities are underway with the Bureau of Land Management ("BLM") at Cove in anticipation of an EIS. i-80 Gold is actively advancing major permit applications with the goal of aligning regulatory approvals with planned development timelines. Cove is expected to be the Company's third underground mine and begin contributing to company-wide production in mid-2029.

Over the last two years, the Company completed approximately 45,000 meters of infill drilling at Cove. Drilling was conducted across the Gap and Helen zones on approximately 30 meter spacing. The result of this work advanced our understanding of the Cove project by providing a more robust geological model, a greater understanding of the gold mineralization including continuity and grade, and increased confidence in future mineral resource delineation reinforcing the potential for a high-grade underground operation. Collectively, the program has strengthened the technical foundation required for the transition from the current PEA work towards completing a feasibility study, which is planned for completion the first quarter of 2026 and which will replace the Cove PEA filed in March 2025.

Based on this additional work, it is now anticipated that the forthcoming mineral resource estimate for Cove – to be included in the 2026 planned feasibility study – is expected to reflect a conversion of currently estimated inferred and indicated resources into higher confidence categories of resource classification. These results further validate the Company’s understanding of Cove as representing a Carlin-style mineralized system with an anticipated high degree of mineral resource conversion through additional drilling.

During the quarter, a geotechnical logging campaign commenced with two rigs with a total of 8,598 feet of a planned 17,900 feet drilled to date.

Lone Tree Plant

The Lone Tree plant (the "Plant") is currently non-operational and a construction decision on its refurbishment, subject to an engineering study, is expected in the second quarter of 2026. Processing infrastructure at Lone Tree includes an autoclave, carbon-in-leach mill, flotation mill, heap leach facility, assay lab and gold refinery, tailings dam, waste dumps and several buildings, including a warehouse, maintenance shop and administration building.
The Plant has one of three autoclave facilities in Nevada, the other two autoclaves being owned by Nevada Gold Mines Inc., a joint venture between Barrick Mining and Newmont Gold Corporation, and is a strategic asset in unlocking value from i-80 Gold’s three underground deposits once refurbished and commissioned as anticipated, by providing an owner-operated processing facility for the Company’s high-grade underground refractory material.

A feasibility-level Class 3 engineering study is nearing completion to refurbish the Plant. The refurbishment study updates an internal feasibility study completed in 2023 to incorporate design optimizations, value engineering initiatives, a filtered tailings system, and updated cost estimates to support an improved execution strategy.

The Plant is envisioned to process refractory mineralized material through the autoclave, as well as oxidized material through the carbon-in-leach ("CIL") from the Company’s three underground mines, Granite Creek, Archimedes and Cove, creating a regional hub-and-spoke mining and processing strategy. The Company has placed key positions for the initial construction execution, early works planning, and the procurement and engineering of long lead equipment.

The Plant is permitted for the existing operational components in use. The approval of new and revised permit applications pertaining to air quality, water pollution, mercury abatement, and reclamation management programs for the new Plant design remain outstanding. The Company is on track to submit the necessary applications for the environmental permits in the fourth quarter of 2025. Various construction activities will commence upon the approval of the associated permits.

In August 2025, the Board of Directors approved a limited notice to proceed to begin detailed engineering to allow for the procurement of long-lead equipment and to support the submission process for updating permits during the fourth quarter. A construction decision is expected in the second quarter of 2026.

During the third quarter,1,313 ounces of gold were sold from the Lone Tree leach pads. The leaching of the historic leach pad at Lone Tree continues to produce gold at profitable quantities. The Company plans to continue to recover ounces from the Lone Tree leach pads as long as it is economical to do so.

Capital expenditures during the three and nine months ended September 30, 2025 and in the comparative period were primarily related to the technical work on the refurbishment of the autoclave processing plant.

FINANCIAL STATEMENTS

This press release should be read in conjunction with i-80 Gold’s Quarterly Report on Form 10-Q, including the unaudited condensed consolidated interim financial statements and associated Management's Discussion and Analysis of Financial Condition and Results of Operations for the three and nine months ended September 30, 2025 included therein, which is available on the Company’s website at www.i80gold.com, on EDGAR at www.sec.gov, and on SEDAR+ at www.sedarplus.ca.

CONFERENCE CALL AND WEBCAST

Management will hold a conference call and audio webcast to discuss the third quarter's highlights followed by a question-and-answer session with participants. The details are as follows:

Date:                November 13, 2025
Time:                10:00 a.m. ET
Webcast:            https://app.webinar.net/3V0yYz5xP4L
Telephone:             1-416-945-7677
Toll-free (North America):     1-888-699-1199

QUALIFIED PERSONS

All scientific and technical information contained in this press release has been reviewed, verified and compiled under the supervision of Paul Chawrun, P.Eng., member of the Professional Engineers of Ontario (PEO) and the Company’s Chief Operating Officer, and Tyler Hill, CPG., Vice President Geology for the Company, each of whom is a “Qualified Person” within the meaning of National Instrument 43-101 – Standards of Disclosure for Mineral Projects and S-K 1300 and Subpart 1300 of Regulation S-K under the U.S. Securities Act of 1933, as amended.

ENDNOTES

(1)Gold ounces sold include attributable gold from mineralized material sales at a payable factor of 58% in 2025 (2024 - 58%)
(2)This is a Non-GAAP Measure; please see “Non-GAAP Financial Performance Measures” section.
(3)This outlook, including expected results and targets, is subject to various risks, uncertainties and assumptions, which may impact future performance and the Company’s ability to achieve the results and targets discussed in this section. Please refer to "Forward-Looking Information" section. The Company may, but is under no obligation to, update this outlook depending on changes in metal prices and other factors. Gold ounces sold include attributable gold from mineralized material sales at a payable factor of 58% in 2025 (2024 - 58%)

ABOUT i-80 GOLD CORP.

i-80 Gold Corp. is a Nevada-focused mining company committed to building a mid-tier gold producer through a new development plan to advance its high-quality high-grade asset portfolio. The Company is the fourth largest mineral resource holder in the state with a pipeline of three underground and two open pit projects strategically located in some of Nevada’s most prolific gold-producing trends. Leveraging its central processing facility following an anticipated refurbishment, i-80 Gold is executing a hub-and-spoke regional mining and processing strategy to maximize efficiency and growth. i-80 Gold’s shares are listed on the Toronto Stock Exchange (TSX: IAU) and the NYSE American (NYSE: IAUX). For more information, visit www.i80gold.com.

For further information, please contact:

Leily Omoumi - SVP Corporate Development and Strategy
1.866.525.6450
info@i80gold.com
www.i80gold.com

CAUTIONARY STATEMENT ON FORWARD LOOKING INFORMATION

Certain information set forth in this press release, including but not limited to management's assessment of the Company's future plans and operations, the perceived merit of projects or deposits, and the impact and anticipated timing of the Company’s development plan and recapitalization plan, the perceived merit and anticipated timing of securing capital for the Company's development plan and recapitalization plan via debt facilities, royalty sales, or the sale of property, the intended use of proceeds from the bought deal equity offering and the concurrent private placement, outlook on gold output, the anticipated growth expenditures, the anticipated timing of permitting, production, project development or technical studies constitutes forward looking statements or forward-looking information within the meaning of applicable securities laws. All statements other than statements of historical fact are forward-looking statements. Often, but not always, forward-looking statements can be identified by the use of words such as "plans", "expects", "is expected", "budget", "scheduled", "estimates", "continues", "forecasts", "projects", "predicts", "intends", "anticipates" or "believes", or variations of, or the negatives of, such words and phrases, or state that certain actions, events or results "may", "could", "would", "should", "might" or "will" be taken, occur or be achieved. Readers are cautioned that the assumptions used in the preparation of information, although considered reasonable at the time of preparation, may prove to be inaccurate and, as such, reliance should not be placed on forward looking statements. The Company's actual results, performance or achievement could differ materially from those expressed in, or implied by, these forward-looking statements and, accordingly, no assurance can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what benefits, if any, that the Company will derive therefrom. By their nature, forward looking statements are subject to numerous risks and uncertainties, some of which are beyond the Company’s control, including general economic and industry conditions, volatility of commodity prices, title risks and uncertainties, ability to access sufficient capital from internal and external sources such as selling assets, restructuring debt or obtaining additional equity capital on terms that may be onerous or highly dilutive. The Company's ability to refinance its indebtedness will depend on the capital markets and its financial condition at such time, currency fluctuations, construction and operational risks, licensing and permit requirements, environmental risks, competition from other industry participants, the lack of availability of qualified personnel or management, imprecision of mineral resource, or production estimates. Please see “Risks Factors” in the Form 10-K for the fiscal year ended December 31, 2024 for more information regarding risks pertaining to the Company, which is available on EDGAR at www.sec.gov/edgar and SEDAR+ at www.sedarplus.ca. Readers are encouraged to carefully review these risk factors as well as the Company’s other filings with the U.S. Securities and Exchange Commission and the Canadian Securities Administrators. All forward-looking statements contained in this press release speak only as of the date of this press release or as of the dates specified in such statements. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise except as required by applicable law.

Additional information relating to i-80 Gold can be found on i-80 Gold’s website at www.i80gold.com, SEDAR+ at www.sedarplus.ca, and on EDGAR at www.sec.gov/edgar.

NON-GAAP FINANCIAL PERFORMANCE MEASURES

The Company has included certain terms or performance measures commonly used in the mining industry that are not defined under US GAAP in this document. These include adjusted loss, adjusted loss per share, and average realized price per ounce. Non-GAAP financial performance measures do not have any standardized meaning prescribed under US GAAP, and therefore, they may not be comparable to similar measures employed by other companies. The data presented is intended to provide additional information and should not be considered in isolation or as a substitute for measures prepared in accordance with US GAAP and should be read in conjunction with the Company's Financial Statements.

Definitions

"Average realized gold price” per ounce of gold sold is a non-GAAP measure and does not constitute a measure recognized by US GAAP Accounting Standards and does not have a standardized meaning defined by US GAAP Accounting Standards. It may not be comparable to information in other gold producers’ reports and filings. Management believes this non-GAAP measure improves the understanding of revenue.

"Adjusted loss” and “adjusted loss per share” are non-GAAP financial performance measures that the Company considers to better reflect normalized earnings because it eliminates temporary or non-recurring items such as: (loss) gain on warrants, (loss) gain on Convertible Loans, and loss on fair value measurement of Gold Prepay Agreement and Silver Purchase Agreement. Adjusted loss per share is calculated using the weighted average number of shares outstanding under the basic calculation of earnings per share.

Average realized gold price per ounce of gold sold1

	Three months ended September 30,		Nine months ended September 30,
(in thousands of U.S. dollars, unless otherwise noted)	2025	2024	2025	2024
Consolidated
Revenue	32,019	11,509	73,903	27,107
Processing costs recognized in revenue	—	63	—	2,632
Silver revenue	(51)	(1)	(220)	(72)
Gold revenue	31,968	11,571	73,683	29,667
Gold ounces sold¹	9,368	4,740	22,720	12,247
Average realized gold price ($/oz)	3,412	2,441	3,243	2,422

Lone Tree
Revenue	4,642	4,522	14,426	11,506
Silver revenue	(9)	(1)	(45)	(29)
Gold revenue	4,633	4,521	14,381	11,477
Gold ounces sold	1,313	1,842	4,461	5,010
Average realized gold price ($/oz)	3,529	2,454	3,224	2,291

Ruby Hill
Revenue	2,520	2,105	6,198	4,232
Silver revenue	(42)	—	(175)	(43)
Gold revenue	2,478	2,105	6,023	4,189
Gold ounces sold	730	906	1,847	1,861
Average realized gold price ($/oz)	3,395	2,323	3,261	2,251

Granite Creek
Revenue	24,857	4,882	53,279	11,369
Processing costs recognized in revenue	—	63	—	2,632
Gold revenue	24,857	4,945	53,279	14,001
Gold ounces sold[1]	7,325	1,992	16,412	5,376
Average realized gold price ($/oz)	3,393	2,482	3,246	2,604
Note to table above:
1. Gold ounces sold include attributable gold from mineralized material sales at a payable factor of 58% in 2025 (2024 - 58%)

Adjusted loss(1)

Adjusted loss and adjusted loss per share exclude a number of temporary or one-time items detailed in the following table:

	Three months ended September 30,		Nine months ended September 30,
(in thousands of U.S. dollars, unless otherwise noted)	2025	2024	2025	2024

Net loss	$(41,867)	$(43,099)	$(113,287)	$(103,803)
Adjust for:
(Loss) gain on fair value measurement of Convertible Loans	(863)	(721)	(1,536)	8,424
(Loss) gain on fair value measurement of warrant liability	(5,400)	(3,587)	(5,126)	687
Loss on Gold Prepay Agreement and embedded derivative	(4,209)	(5,912)	(14,883)	(11,888)
Gain (loss) on Silver Purchase Agreement and embedded derivative	2,860	(1,276)	(6,602)	(6,579)
Total adjustments	$(7,612)	$(11,496)	$(28,147)	$(9,356)
Adjusted loss	$(34,255)	$(31,603)	$(85,140)	$(94,447)
Weighted average shares	815,610,094	386,474,070	619,780,680	350,581,065
Adjusted loss per share	$(0.04)	$(0.08)	$(0.14)	$(0.27)

Adjusted loss is higher in the three and nine months ended September 30, 2025 due to increased pre-development and exploration expenses partially offset by higher gross profit.